UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2008

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (859) 586-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On October 9, 2008, the Company announced that its Board of Directors received confirmation from David B. Pomeroy, II, a director of the Company and its largest stockholder, that he is no longer pursuing the acquisition of the Company with ComVest Investment Partners III LP (“ComVest”), his previously disclosed financial partner, and that their joint proposal to acquire all of the outstanding common stock of the Company not owned by Mr. Pomeroy for a price of $6.00 per share, which was reported in a Form 8-K filing made by the Company with the United States Securities and Exchange Commission on May 21, 2008, is withdrawn.   Mr. Pomeroy further notified the Board of Directors that he is no longer interested in pursuing alternative financing, with another financial partner, to acquire the Company.   The non-binding indication of interest from Mr. Pomeroy and ComVest had been referred to a Special Committee for review.  Although the Pomeroy-ComVest negotiations have terminated, the Special Committee that was formed to review Mr. Pomeroy’s offer as well as explore a range of other alternative transactions that could enhance stockholder value will continue to review alternatives presented to the Committee.

On October 9, 2008, the Company also announced that the purported class action complaint that was filed in the Commonwealth of Kentucky Boone Circuit Court against the Company, its directors, two of its executive officers, and ComVest, was, upon motions made to the Court by the various defendants, dismissed without prejudice by an order entered in the case on October 6, 2008.    The complaint alleged, among other things, that the directors and officers of the Company were in breach of their fiduciary duties to shareholders in connection with the letter that the Company received from Mr. Pomeroy,  proposing to acquire, with ComVest, all of the outstanding stock of the Company not owned by him.

The press release is included as Exhibit 99.1 to this report and incorporated by reference in its entirety into this Item 8.01.

Section 9. – Financial Statements and Exhibits

Item 9.01 Financial statements and Exhibits

(d)	Exhibits

99.1	Press release, dated October 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POMEROY IT SOLUTIONS, INC.

Date: October 9, 2008	By: /s/ Keith R. Coogan

Keith R. Coogan, President and Chief Executive Officer